Exhibit 99.1

News Release

Sinclair Broadcast Group Provides Information On Cybersecurity Incident

Baltimore, MD (October 18, 2021) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) today provided information on a recent cybersecurity incident.

On October 16, 2021, the Company identified and began to investigate and take steps to contain a potential security incident. On October 17, 2021, the Company identified that certain servers and workstations in its environment were encrypted with ransomware, and that certain office and operational networks were disrupted. Data also was taken from the Company’s network. The Company is working to determine what information the data contained and will take other actions as appropriate based on its review.

Promptly upon detection of the security event, senior management was notified, and the Company implemented its incident response plan, took measures to contain the incident, and launched an investigation. Legal counsel, a cybersecurity forensic firm, and other incident response professionals were engaged. The Company also notified law enforcement and other governmental agencies. The forensic investigation remains ongoing.

While the Company is focused on actively managing this security event, the event has caused – and may continue to cause – disruption to parts of the Company’s business, including certain aspects of its provision of local advertisements by its local broadcast stations on behalf of its customers. The Company is working diligently to restore operations quickly and securely.

As the Company is in the early stages of its investigation and assessment of the security event, the Company cannot determine at this time whether or not such event will have a material impact on its business, operations or financial results.

As the Company conducts its investigation, it will look for opportunities to enhance its existing security measures.

Cautionary Note Regarding Forward-Looking Statements

The matters discussed in this news release include forward-looking statements regarding, among other things, future events and actions. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to: the ongoing assessment of the security event, material legal, financial and reputational risks resulting from a breach of our information systems, and operational disruptions due to the security event, and any risk factors set forth in the Company’s recent reports on Form 10-Q and/or Form 10-K, as filed with the SEC. There can be no assurances that the assumptions and other factors referred to in the information furnished herewith will occur. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements except as required by law.

About Sinclair Broadcast Group

Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) is a diversified media company and a leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 185 television stations in 86 markets, owns multiple national networks including Tennis Channel and Stadium; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital and streaming platforms NewsOn and STIRR. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Media Contact

Sinclair@5wpr.com